Exhibit 99.1

N2Power is pleased to announce its agreement with TTI Europe, Inc., a subsidiary of Berkshire Hathaway, to partner as N2Power’s master distributor for Europe.

Simi Valley, CA (April 22, 2014) – N2Power, a division of Qualstar Corporation (NASDAQ: QBAK), is pleased to announce its distributor agreement with TTI Europe, Inc. (TTI). TTI will handle all coordination of orders, shipments, and inventory of all N2Power products throughout Europe to better serve our European distributor and customer base, as well as promoting the adoption of N2Power products in new designs.

“With more than 20 years in the distribution business in Europe, TTI was the logical distributor to strategically enhance our ability to meet the demands of our European customers and distributors by providing a responsive turnaround and readily available stock,” said Steven N. Bronson, CEO of Qualstar Corporation. “Our global vision is to build solid, knowledgeable distribution sales channels with the capability to serve those channels and customers by holding adequate inventory of our product offerings. We believe that TTI is an excellent ally to achieve N2Power’s distribution vision across Europe.”

“Our shared vision and relationship with TTI will allow us to service our other distribution channels and grow our business across Europe substantially in the coming years. It really is a “win-win’ situation for all parties involved” stated Randy Johnson, Vice President of Sales for N2Power.

Phil Goff, Business Development Manager for Power at TTI added, “N2Power’s focus on high efficiency, high power density AC/DC and DC/DC embedded power supplies fits perfectly with TTI’s continued investment into the Power Supply arena. The feature-rich products of N2Power and its ability to offer modified standard products will help us offer our customers a comprehensive solution to their power needs.”

About Qualstar Corporation:

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2PowerTM brand, and of data storage systems marketed under the QualstarTM brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

TTI, Inc., a Berkshire Hathaway company, is the world’s leading specialist distributor of passive, connector, electromechanical, discrete and power components. TTI’s philosophy is "Lead by Design", and the company differentiates itself by focusing on people, parts and process. TTI in Europe strives to be the distributor of choice for customers and suppliers alike by introducing new product technologies and by stocking broad and deep inventory across its franchise base. TTI’s sophisticated inventory management system ensures the ability to service changes in demand due to fluctuating markets and supply chains. For more information about TTI, please visit www.ttieurope.com.

FORWARD LOOKING STATEMENTS:
This press release contains forward-looking statements relating to expectations, plans or prospects for Qualstar Corporation that are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason. In particular, the following factors, among others, could cause actual or future results to differ materially from those suggested by the forward-looking statements: Qualstar's ability to successfully execute on its strategic plan and meet its long-term financial goals; Qualstar's ability to successfully implement and recognize cost savings; Qualstar's ability to develop and commercialize new products; industry and customer adoption and acceptance of Qualstar's new products; Qualstar's ability to increase sales of its products; the rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for Qualstar's products; increased global competition and pricing pressure on Qualstar's products; and the risks related to actions of activist shareholders, including the amount of related costs. For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar's filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of such Form 10-K, and any subsequently filed reports. All documents also are available without charge through the SEC's website (www.sec.gov) or from Qualstar's website (www.qualstar.com).

CONTACT INFORMATION:

Randy Johnson, VP of Sales, N2Power

randy.johnson@n2power.com

805.416.7003

Heather Mayer, Director of Marketing

heather.mayer@n2power.com

805-416-7001